As filed with the Securities and Exchange Commission on May 8, 2026
Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

Integra LifeSciences Holdings Corporation
(Exact Name of Registrant as Specified in Its Charter)

Delaware	51-0317849
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

1100 Campus Road, Princeton, New Jersey	8540
(Address of Principal Executive Offices)	(Zip Code)

Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan
(Full Title of the Plan)

Michael Hutchinson
Executive Vice President, Chief Legal Officer & Secretary
1100 Campus Road
Princeton, New Jersey 08540
(Name and Address of Agent For Service)

(609) 275-0500

(Telephone number, including area code, of agent for service)
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	Accelerated filer

Non-accelerated filer	Smaller reporting company
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (this “Registration Statement”) is being filed by Integra LifeSciences Holdings Corporation, a Delaware corporation (the “Company” or “Registrant”), relating to 3,550,000 shares of the Company’s common stock, par value $0.01 per share (“Common Stock”), to be issued under the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan, as amended (the “Plan”), representing the increased number of shares of Common Stock authorized by an amendment to the Plan that was approved by the Company’s stockholders on May 7, 2026.

Pursuant to General Instruction E to Form S-8, this Registration Statement incorporates by reference the contents of the following registration statements previously filed with the Securities and Exchange Commission (the “Commission”): (i) the registration statement on Form S-8 filed by the Registrant on July 31, 2025 (File No. 333-289145) relating to the Plan; (ii) the registration statement on Form S-8 filed by the Registrant on November 4, 2024 (File No. 333-282990) relating to the Plan; (iii) the registration statement on Form S-8 filed by the Registrant on December 17, 2021 (File No. 333-261744) relating to the Plan; (iv) the registration statement on Form S-8 filed by the Registrant on October 30, 2017  (File No. 333-221210) relating to the Plan; (v) the registration statement on Form S-8 filed by the Registrant on February 24, 2017 (File No. 333-216212) relating to the Plan; (vi) the registration statement on Form S-8 filed by the Registrant on October 29, 2010 (File No. 333-170210) relating to the Plan; (vii) the registration statement on Form S-8 filed by the Registrant on November 10, 2008 (File No. 333-155263) relating to the Plan; (viii) the registration statement on Form S-8 filed by the Registrant on August 12, 2005 (File No. 333-127488) relating to the Plan; and (ix) the registration statement on Form S-8 filed by the Registrant on September 23, 2003 (File No. 333-109042) relating to the Plan (together, the “Prior Forms S-8”). The contents of the Prior Forms S-8 are incorporated into this Registration Statement by reference except, in each case, to the extent supplemented, amended or superseded by the information set forth herein.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with the provisions of Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”) and the introductory note to Part I of the Form S-8 instructions. The documents containing the information specified in Part I will be sent or given to the participants in the Plan as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated by reference herein pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents of the Registrant filed with the Commission are incorporated by reference in this Registration Statement as of their respective dates:

(a)	The Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the Commission on February 25, 2025;
(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026 filed with the Commission on May 5, 2026;
(c)
The Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on April 6, 2026 and the Registrant's Definitive Proxy Statement Supplement on Schedule 14A filed with the Commission on May 5, 2026, to the extent incorporated by reference into the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2025;

(d)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on April 15, 2026, May 5, 2026 and May 8, 2026; and
(e)
The description of the Registrant’s common stock contained in the Registrant’s Current Report on Form 8-K filed on November 4, 2013 and any amendment or report filed with the SEC for the purpose of updating the description, including Exhibit 4.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2026, filed with the Commission on May 5, 2026.

All documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (excluding information deemed to be furnished and not filed with the Commission) subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, will be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents. The Registrant does not and will not, however, incorporate by reference in this Registration Statement any documents or portions thereof that are not deemed “filed” with the Commission, including any information or exhibits furnished pursuant to Item 2.02 or Item 7.01 of the Registrant’s Current Reports on Form 8-K unless, and except to the extent, specified in such Current Reports.
Any statement contained in any document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded will not be deemed, except as modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.
Not applicable.

Item 5. Interests of Named Experts and Counsel.
Not applicable.

Item 6. Indemnification of Directors and Officers.
The following summary is qualified in its entirety by reference to the complete text of any statutes referred to below and the certificate of incorporation and bylaws of Integra LifeSciences Holdings Corporation.
The Registrant is organized under the laws of the State of Delaware. As permitted by the Delaware General Corporation Law (“DGCL”), Article 7 of the Company’s amended and restated certificate of incorporation, as amended (the “Certificate of Incorporation”) provides that our directors and officers shall not be personally liable to the Company or our stockholders for monetary damages for breach of fiduciary duty as directors and officers, except to the extent that Section 102(b)(7) (or any successor provision) of the DGCL, as amended from time to time, expressly provides that the liability of a director or officer may not be eliminated or limited. Under Section 102(b)(7) of the DGCL, liability of a director or officer may not be limited (i) for any breach of a director’s duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, relating to prohibited dividends or distributions or the repurchase or redemption of stock, (iv) for any transaction from which the director or officer derived an improper personal benefit, or (v) an officer in any action by or in the right of the Company. In addition, Article 6 of our third amended and restated bylaws (the “Bylaws”) provides for indemnification of our officers and directors to the fullest extent permitted under Delaware law.
Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.
Subsection (b) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
Section 145 further provides that to the extent a director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his or her status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.
Any person claiming indemnification within the scope of Section 6.01 of the Registrant’s Bylaws is entitled to advances from the Registrant for payment of the expenses of defending actions against such person in the manner and to the full extent permissible under Delaware law.
The indemnification provided under Article 6 of the Bylaws is in the nature of a contract between the Registrant and each of its directors and officers. No amendment or repeal of any provision of Article 6 of the Bylaws will alter, to the detriment of such director or officer, the right of such person to the advancement of expenses or indemnification related to a claim based on an act or failure to act which took place prior to such amendment, repeal or termination.
The indemnification and advancement of expenses provided by Article 6 of the Bylaws is not exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any insurance or other agreement, vote of shareholders or disinterested directors or otherwise, both as to actions in their official capacity and as to actions in another capacity while holding an office, and will continue as to a person who has ceased to be a director or officer and will inure to the benefit of the heirs, executors and administrators of such person.
The Registrant has entered into indemnification agreements with all of its non-employee directors and executive officers that require it to indemnify these persons to the fullest extent permitted by applicable law against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnitee, or on their behalf, as applicable, in connection with such third-party proceeding or any claim, issue or matter therein, if the indemnitee acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Company and, in the case of a criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The indemnification agreements further provide for the indemnification of any such non-employee director or executive officer against all expenses incurred in the successful defense of any proceeding, whether on the merits or otherwise, in a proceeding or in defense of any claim, issue or matter therein, in whole or in part, and also establish procedures that will apply if a claim for indemnification arises under the indemnification agreements.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, executive officers or persons controlling us, we have been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.
Item 7. Exemption from Registration Claimed.
    Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1(a)
Amended and Restated Certificate of Incorporation of the Registrant dated February 16, 1993 (Incorporated by reference to Exhibit 3.1(a) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005).

4.1(b)
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 22, 1998 (Incorporated by reference to Exhibit 3.1(b) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1998).

4.1(c)
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 17, 1999 (Incorporated by reference to Exhibit 3.1(c) to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2004).

4.1(d)
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated December 21, 2016 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 22, 2016).

4.1(e)
Certificate of Amendment to Amended and Restated Certificate of Incorporation of the Registrant dated May 9, 2024 (Incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2024).

4.2(a)
Third Amended and Restated Bylaws of Integra LifeSciences Holdings Corporation, effective as of February 21, 2023 (Incorporated by reference to Exhibit 3.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2022).

4.3(a)
Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 18, 2021).

4.3(b)
Amendment No. 1 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 13, 2024).

4.3(c)
Amendment No. 2 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on May 13, 2025).

4.3(d)
Amendment No. 3 to the Integra LifeSciences Holdings Corporation Fifth Amended and Restated 2003 Equity Incentive Plan. (Incorporated by reference to Exhibit 10.1 to the Registrant's Current Report on Form 8-K filed on May 8, 2026).

5.1	Opinion of Hogan Lovells US LLP.+

23.1	Consent of Independent Registered Public Accounting Firm.+

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).+

24.1	Power of Attorney. +
107	Filing Fee Table.+
+Filed herewith

Item 9. Undertakings.
(a)    The undersigned Registrant hereby undertakes:
(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement;
(iii)    To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)    That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3)    To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)    The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c)    Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Princeton, state of New Jersey, on this 8th day of May, 2026.

INTEGRA LIFESCIENCES HOLDINGS CORPORATION

By:	/s/ Stuart M. Essig, Ph.D.
Stuart M. Essig, Ph.D.
Chairman, President and Chief Executive Officer
Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities on May 8, 2026.

SIGNATURE	TITLE

/s/ Stuart M. Essig, Ph.D.	Chairman, President and Chief Executive Officer (Principal Executive Officer)
Stuart M. Essig

/s/ Lea Knight	Executive Vice President and Chief Financial Officer (Principal Financial Officer)
Lea Knight

/s/ Jeffrey A. Mosebrook	Senior Vice President and Controller (Principal Accounting Officer)
Jeffrey A. Mosebrook

*	Director
Keith Bradley, Ph.D.

*	Director
Shaundra Clay

*	Director
Jeffrey A. Graves, Ph.D.

*	Director
Barbara B. Hill

*	Director
Renee W. Lo

*	Director
Christian S. Schade

*		This Registration Statement has been signed on behalf of the above directors by Stuart M. Essig, Ph.D., as attorney-in-fact pursuant to a power of attorney filed as Exhibit 24.1 to this Registration Statement.

DATED: May 8, 2026	By:	/s/ Stuart M. Essig, Ph.D.
Stuart M. Essig, Ph.D., Attorney-in-Fact